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                                                                      Exhibit 11

                        PXRE CORPORATION AND SUBSIDIARIES

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                     (In thousands, except per share amounts)

                                                                  Year ended December 31,
                                                    -----------------------------------------------------
                                                      1996       1995        1994       1993       1992
                                                    -------    --------    -------     -------    -------
Income (loss) before cumulative
  effect of accounting change                       $ 33,301   $ 39,786    $ 34,829    $ 22,645    $ (4,293)
Cumulative effect of accounting change                     0          0           0           0         433
                                                    --------   --------    --------    --------    --------
Net income (loss)                                   $ 33,301   $ 39,786    $ 34,829    $ 22,645    $ (3,860)
                                                    ========   ========    ========    ========    ========
Dividends payable to preferred stockholders                0       (599)     (2,005)     (2,056)     (1,419)
                                                    --------   --------    --------    --------    --------
Operating income (loss) available to
  common stockholders (before cumulative
  effect of accounting change)                      $ 33,301   $ 39,187    $ 32,824    $ 20,589    $ (5,712)
                                                    ========   ========    ========    ========    ========
Net income (loss) available to common
  stockholders                                      $ 33,301   $ 39,187    $ 32,824    $ 20,589    $ (5,279)
                                                    ========   ========    ========    ========    ========
Average number of shares of common stock
  outstanding                                          8,946      8,153       6,570       5,933       3,851
Add:
  Unissued Board of Directors stock grants                10         10          10          10           0
  Assumed exercise of dilutive stock options
    assuming average common stock
    market price                                          90        112         130         227           0
                                                    --------   --------    --------    --------    --------
  Average number of shares of common stock
    and common stock equivalents outstanding           9,046      8,275       6,710       6,170       3,851
                                                    ========   ========    ========    ========    ========
  Primary income (loss) per common share
    assuming exercise of common stock
    equivalents before cumulative effect of
    accounting change                               $   3.68   $   4.74    $   4.89    $   3.34    $  (1.48)
                                                    ========   ========    ========    ========    ========
  Primary income (loss) per common share
    assuming exercise of common stock
    equivalents                                     $   3.68   $   4.74    $   4.89    $   3.34    $  (1.37)
                                                    ========   ========    ========    ========    ========
  Fully diluted income (loss) per common
    share before cumulative effect of
    accounting change                               $   3.68   $   4.48    $   3.94    $   2.70    $  (1.48)
                                                    ========   ========    ========    ========    ========
  Fully diluted income (loss) per
    common share                                    $   3.68   $   4.48    $   3.94    $   2.70    $  (1.37)
                                                    ========   ========    ========    ========    ========


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